Agreement



This Agreement is entered into as of December 30, 1998, by and between Software Technologies, Inc., #501 Dongwoo Bldg., Kangnam Gu., Seoul, Korea 135-080 Mr. Woo Young Kim, President ("STI"), and Imaging Technologies Corporation ("ITEC").

ITEC is indebted to STI in the amount of $500,000 at December 30, 1998 and STI is indebted to ITEC in the amount of $120,000 at December 30, 1998. These shares shall be made part of the next registration statement to be filed by ITEC, which the Company expects to file by March 31, 1999.

In accordance with this Agreement, STI agrees to convert the full amount of Five Hundred Thousand ($500,000) into One Million (1,000,000) shares of ITEC Common Stock.

In addition, in accordance with this Agreement, STI agrees to remit in full the amount of $120,000 to ITEC prior to March 31, 1999.



Software Technology, Inc.:


/s/ Woo Y. Kim
---------------------------
Mr. Woo Young Kim
President





Imaging Technologies Corporation:


/s/ Brian Bonar
-----------------------------
Brian Bonar
Chief Executive Officer